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                                                                    Exhibit 23.3

                          Independent Auditors' Consent

The Board of Directors
Great Lakes Collection Bureau, Inc.:

We consent to the incorporation by reference in the Registration Statement to be filed on Form S-4 of NCO Group, Inc. of our report dated March 1, 2002, with respect to the consolidated balance sheets of Great Lakes Collection Bureau, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder's deficiency and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-4.

                                  /s/ KPMG LLP

February 11, 2004
Buffalo, New York